Exhibit 10.4

Execution Version

COMMERCIAL COLLABORATION AGREEMENT

This Commercial Collaboration Agreement (this “Agreement”), dated as of February 17, 2021 (the “Effective Date”), is made by and between Anthem, Inc. and its Affiliates (as defined below) (collectively, “Anthem”) on the one hand, and Sera Prognostics, Inc. (“Company”) on the other hand.

WHEREAS, Anthem currently participates in Company's PRIME study, the goal of which is to determine the clinical validity of the PreTRM® test;

WHEREAS, at the conclusion of the PRIME study, Anthem and Company will enter into Anthem's standard lab provider agreement, substantially in the form attached hereto as Exhibit C (the “Lab Agreement”); and

WHEREAS, Anthem and Company desire to enter into this Agreement relating to the delivery of, and compensation for, Testing Services (as defined below).

NOW THEREFORE, the parties agree as follows:

ARTICLE 1
ARTICLE 1 DEFINITIONS

1.1	“Affiliate” means, with respect to any person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have correlative meanings.

1.2	“BCBS Licensee” means any organization licensed by the Blue Cross Blue Shield Association to use the Blue Cross and Blue Shield trademarks and names.

1.3	“Member” means any individual enrolled in, or serviced or covered by, the health benefits products of Anthem. A “Member” does not include an individual participating in the PRIME study being sponsored by Anthem.

1.4	“Ordering Clinician” means a duly licensed physician specializing in obstetrics and gynecology (OB/GYN) or family medicine (FM), or a licensed Certified Nurse Midwife (CNM).

1.5	“Payor” means any party that has contracted with Anthem to access the terms and conditions of this Agreement, and which is responsible for payment pursuant to the terms of this Agreement.

1.6	“Policies and Procedures” means the rules, policies, and procedures adopted by Anthem.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.7	“Testing Services” means the offering of the PreTRM® proteomic test to identify singleton pregnant women at increased risk of spontaneous preterm birth developed by Company.

ARTICLE 2
COMPANY RESPONSIBILITIES

2.1	Testing Services Capacity. Company shall perform Testing Services ordered by an Ordering Clinician and provide results in a timely manner that complies with the service level standards as set forth in the Lab Agreement, industry practices standards, as well as all applicable laws, rules, and regulations.

2.2	Services and Supplies. Company will arrange for the provision of limited, non-standard, specialty supplies, at no additional cost to Anthem, as may be necessary or desirable to facilitate the collection, transfer, and transport of specimens from Members to Company, including but not limited to, supplies required for specimen management.

2.3	Company Non-discrimination. Company shall provide Testing Services to Members in a manner similar to, and within the same time availability in which, Company provides Testing Services to any other individual, and Company will not differentiate in the performance of Testing Services based on a Member's race, color, creed, national origin, ancestry, religion, sex, marital status, age, disability, payment source, state of health, military service, need for health services, status as a Medicare or Medicaid beneficiary, sexual orientation, or any other basis prohibited by law. Company shall not be required to provide any type or kind of health service to Members that it does not customarily provide to other individuals, unless such is required by applicable law.

2.4	Inability to Perform. Company shall provide prompt notice to Anthem of its knowledge of any action to restrict, suspend, or revoke Company's CLIA certification from the Centers for Medicare & Medicaid Services. Additionally, Company shall send prompt written notice to Anthem of its knowledge of any other legal, governmental, or other action involving Company which could reasonably materially impair the ability of Company to carry out any of its obligations under this Agreement.

2.5	Marketing and Training. Company shall develop a sales, marketing, and customer service program and provide such training and marketing to Ordering Clinicians at the reasonable request of Anthem. Such program will include physician office training, education, fulfillment, and support.

2.6	Subcontractors. Company shall give Anthem no less than 30 days' prior written notice of any subcontractors which Company engages to assist in the offering of Testing Services. Company shall require such subcontractors to abide by the terms and conditions of this Agreement and shall indemnify Anthem and Members for any failure of such subcontractor to comply with this Agreement.

2.7	Policies and Procedures. Company agrees to abide by the terms of the Policies and Procedures and to participate in, and comply with, Anthem's credentialing standards. In the event of a conflict between the terms of this Agreement and the Policies and Procedures, the terms of this Agreement will control. Anthem shall give Company no less than 30 days' prior written notice of any material change to the Policies and Procedures.

2.8	Credentialing. Company represents and warrants that it has all licenses required to provide Testing Services in accordance with applicable laws and regulations. Company shall cooperate fully with Anthem's credentialing and recredentialing procedures, as set forth in the Policies and Procedures. Company expressly authorizes Anthem to solicit any information regarding licensures, registrations, certifications or accreditations, qualifications, and liability or negligence history from any source in connection with such credentialing and recredentialing procedures for the duration of this Agreement.

2.9.       [***].

ARTICLE 3
ANTHEM RESPONSIBILITIES

3.1	Purchase of Tests. Anthem shall purchase the minimum number of tests as set forth in Exhibit A, subject to earlier termination of the Agreement pursuant to Section 10.2.

3.2	Implementation of Care Management Program. Anthem shall, in its sole discretion, develop appropriate care management programs which incorporate the use of Testing Services and is targeted to patients who are stratified through use of the PreTRM® test as high risk for pre-term births. Anthem shall, in its sole discretion, implement any such care management program with applicable Ordering Clinicians.

3.3	[***].

3.4	Inability to Perform. Anthem shall provide prompt notice to Company of its knowledge of any legal, governmental, or other action involving Anthem which Anthem reasonably believes could materially impair the ability of Anthem to carry out some or all of its material duties and obligations under this Agreement.

3.5	[***].

3.6	[***].

ARTICLE 4
COMPENSATION AND BILLING

4.1	Submission and Payment. Except as otherwise provided herein, Company will submit monthly invoices to Anthem for Testing Services at the rate per test set forth in Exhibit A (or other mutually agreed upon and documented rate) on the 5th day of each month following the month in which such services were performed. Anthem shall pay all invoices for Testing Services submitted by Company within 45 days of receipt of the applicable invoice.

4.2	Guarantee of Payment. Provided that Company is not in material breach of this Agreement, and subject to the terms and conditions herein, Anthem shall pay to Company for each of the first three ears f the Term a minimum amount per annum equal to [***].

ARTICLE 5
JOINT OPERATING COMMITTEE

5.1	Joint Operating Committee. A Joint Operating Committee (“JOC”) will be formed, pursuant to the terms of this Article 5 and the provisions set forth in Exhibit B, by two voting members each from Anthem and Company. The JOC will have a chairperson. The initial chairperson shall be Nadia Altomare, to serve in such role until such time as Ms. Altomare is no longer employed by the Company or is otherwise unable to continue in such role at any point during the term of this Agreement, in which such case the JOC shall designate a replacement chairperson. During the term of this Agreement, Dr. Charles Kennedy, as long as employed by or affiliated with Blue Ox, will be an ex-officio, non-voting member of the JOC. The JOC will determine details of Anthem's and Company's collaboration, including, but not limited to:

1.	Overall program management;

2.	Anthem provider contracting support and coordination needs;

3.	Company's testing capacity and ramp up to meet Anthem's needs;

4.	Anthem care management programs, utilization management programs, analytic support, and marketing support;

5.	Company IT readiness to ensure operational capacity for the anticipated growth of the program;

6.	Approach to the physician offices and other end user support;

7.	Staffing and resources by both parties;

8.	Building and sharing enhanced data and analytics for current and future products and services;

9.	Billing process;

10.	[***]; and

11.	Definition of success metrics and performance monitoring.

5.2	Meetings of the JOC. The JOC will establish and hold regular meetings, and any member of the JOC may request a special meeting of the JOC in his or her discretion. Any meeting of the JOC may be held in person or via telephone or video conference. Each member appointed by Anthem and Company will be a voting member of the JOC entitled to one vote on any matter up for a vote at meetings of the JOC.

5.3	Dispute Resolutions. If the JOC reaches a deadlock on a specific issue, one executive at each of the parties shall meet to resolve the issue in good faith. Such meeting shall occur no less than seven business days following the occurrence of a deadlock on the JOC which at least two JOC members agree needs escalation to be resolved. Either party may take an unresolved issue to binding arbitration pursuant to the arbitration procedures in Article 11 to resolve a deadlock if the parties have failed to resolve the deadlock for at least 45 days following the initial meeting of the two executives. The initial executives for purposes of the dispute resolution under this Section 5.3 shall be Elizabeth Canis, Anthem Vice President, Emerging Business and Partnerships, and Gregory Critchfield, CEO of Sera Prognostics, Inc. Either party may replace such named executive for purposes of the dispute resolution under this Section 5.3 by written notice to the other party.

ARTICLE 6
CONFIDENTIALITY

6.1	Proprietary Information. The parties agree that all proprietary information that either party may receive from the other party in the performance of this Agreement is the sole property of the disclosing party. The party receiving such information agrees to keep the information strictly confidential. Anthem specifically acknowledges and agrees that the PreTRM® test is proprietary to Company, and nothing in this Agreement construes any title, license, interest, or any other right to Anthem in or relating to the PreTRM® test. For the avoidance of doubt, the foregoing shall not be applicable to the results of the PreTRM® tests, which shall be jointly owned by the applicable Member and Anthem. Company specifically acknowledges and agrees that Anthem's Provider Agreements, Anthem's care management program and Anthem's Policies and Procedures are proprietary to Anthem, and nothing in this Agreement construes any title, license, interest, or any other right to Company in or relating to such. Furthermore, nothing in this Agreement confers any title, license, interest or any other right in or to a Member's personally identifiable information (“PII”) or personal health information (“PHI”) to Company.

6.2	Confidentiality of Personally Identifiable Information. Company and Anthem agree that all PII and PHI related to Members is privileged and confidential. To the extent as necessary for the purposes of fulfilling the obligations set forth in this agreement provided by law, rule, or regulation, the parties agree to keep confidential and not to disclose such information to any third party without the prior consent of the Member.

6.3	Transfer of Medical Records. At the direction of Anthem, to the extent permitted by law, rule, and regulation, Company shall share a Member's medical records with other health care providers treating the Member in a timely manner at no cost to Anthem, the Member, or other health care provider.

6.4	Survival. This Article 6 survives the termination of this Agreement.

ARTICLE 7
INSURANCE

7.1	Anthem Insurance. Anthem shall self-insure or maintain insurance coverage or comprehensive general liability and other insurances necessary and customary to insure Anthem, its agents, servants, and employees, acting within the scope of their duties, against any claim(s) for damages arising in connection with the performance or non-performance of this Agreement by Anthem, its agents, servants, or employees.

7.2	Company Insurance. Company shall self-insure or maintain general and professional liability insurance including coverage for product liability in the amount of $[***] per occurrence and $[***] annual aggregate or such higher coverage as may be required by law. Evidence of such coverage shall be provided to Anthem upon its prior written request. Company shall notify Anthem no less than 10 days in advance of such policy being reduced, terminated, cancelled, or the occurrence of a lapse in coverage. Company shall maintain such insurance for the duration of this Agreement, and thereafter, as necessary to maintain coverage for events occurring during the term of this Agreement.

ARTICLE 8
INDEMNIFICATION

8.1	Indemnification by Anthem. Anthem agrees to indemnify Company and to hold Company harmless against any third-party claim, action, liability, damage, and loss, including reasonable attorneys' fees and costs which arise from Anthem's fraud, willful misconduct, or grossly negligent performance or failure to perform duties or obligations which are the responsibility of it, its agents, employees, or representatives under this Agreement.

8.2	Indemnification by Company. Company agrees to indemnify Anthem and to hold Anthem harmless against any third-party claim, action, liability, damage, and loss, including reasonable attorneys' fees and costs which arise from Company's fraud, willful misconduct, or grossly negligent performance or failure to perform duties or obligations which are the responsibility of it, its agents, employees, or representatives under this Agreement.

ARTICLE 9
RECORD ACCESS

9.1	Utilization Review. Company will make the Member's medical records and other PII and PHI available to Anthem for all lawful purposes. Company will also make such records available to federal or state authorities as required by applicable law, rule, or regulation.

9.2	Books and Records. Anthem shall have the right to access the books and records of Company other than those set forth in Section 9.1 upon no less than 30 days' prior written notice to Company. Anthem shall have the right to inspect such books and records during normal business hours and with minimum disruption to Company's business operations. Such inspection shall not occur more frequently than once per calendar year unless otherwise required as a result of regulatory requirements or under applicable law. Any expenses out of the ordinary course incurred by Company in such audit shall be reimbursed by Anthem. If requested by Company, Anthem shall give Company a summary of all findings of such audit, including any underpayments identified by the audit, within 30 days of the completion of such audit.

9.3	Retention of Records. Company shall maintain medical records for a period of (a) six years from the applicable date of service, (b) in the case, of a minor, for three years after the minor achieves the age of majority or six years from the applicable date of service, whichever is later, or (c) such longer period as required by applicable law, rule, or regulation. This provision will survive the termination of this Agreement.

ARTICLE 10
TERM AND TERMINATION

10.1	Term. The initial term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 10.2, remain in effect until the later of (a) the third anniversary of the Effective Date or (b) the date on which Anthem has consumed [***] of the PreTRM® tests.

10.2	Termination.

1.	This Agreement may be terminated at any time by the mutual written consent of Anthem and Company.

2.	Termination for Cause. This Agreement may be terminated for cause as follows:

(a)	If either party fails to comply with or perform when due any material term or condition of this Agreement, the other party shall notify the defaulting arty of the default in writing, and the defaulting party will have [***] days from the date of such notice to cure the default. If the default is not cured to the reasonable satisfaction of the non-defaulting party within such period, the non-defaulting party may terminate this Agreement at the conclusion of the cure period.

(b)	Upon notice b Anthem to Company with no further obligations of either party: [***].

(c)	[***], Company shall notify Anthem of such in reasonable detail in writing, and Anthem will have 60 days from the date of receipt of such notice to cure such impact. If the impact is not cured to the reasonable satisfaction of Company within such period, the Company may terminate this Agreement at the conclusion of the cure period.

10.3	Continuation of Care. Unless otherwise set forth in this Agreement or required by applicable law or regulation, Company shall, upon termination of this Agreement (for any reason other than those set forth in Section 10.2.3(b)), continue to provide Testing Services to any Member who has, as of the date of termination, provided a specimen for a PreTRM® test. Company shall be reimbursed for such Testing Services pursuant to the terms and conditions of this Agreement.

ARTICLE 11
DISPUTE RESOLUTION

11.1	Dispute Resolution. If any dispute arises out of or relates to this Agreement, the aggrieved party shall provide notice to the other party of such dispute. Company and Anthem shall meet to attempt to resolve the dispute. Any dispute shall first be submitted to (a) the JOC for resolution and then (b) the process under Section 5.3 of this Agreement prior to submission to binding arbitration pursuant to this Section 11.1. If such efforts are unsuccessful, either party may commence arbitration by filing an arbitration demand with the American Arbitration Association (“AAA”) within 30 days of the date of the notice of dispute. The dispute will be resolved through binding arbitration as set forth in this Article 11 in New York, New York, or another location as mutually agreed to by the parties.

11.2	Arbitration. The arbitrator's ruling on any dispute that is brought to arbitration shall be final and binding on the parties. The Commercial Rules relating to Payor-Provider Disputes issued by AAA will apply to any arbitration between the parties. The cost of any arbitration will be equally borne by the parties unless the arbitrator(s) specifically instruct otherwise. The result of any arbitration may be entered into and enforced by a court of competent jurisdiction.

11.3	Survival. This Article 11 survives the termination of this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1	Amendment. This Agreement may be amended only by a written instrument duly executed by the parties hereto. Notwithstanding the foregoing, Anthem may reasonably amend this Agreement to comply with an applicable law, rule, or regulation. If the amendment would impose a material adverse impact on Company, then Company may terminate this Agreement on sixty (60) days' prior written notice to Anthem by sending a termination notice within thirty (30) days after receipt of the amendment.

12.2	Assignment. Neither party may assign or delegate this Agreement or any part thereof (except as otherwise expressly set forth herein) without the prior written consent of the other party.

12.3	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4	Notice. Any notice required or permitted under this Agreement must be made in writing and delivered to the address(es) set forth below (a) by hand, (b) via nationally-recognized overnight courier with proof of delivery, (c) via certified mail, return receipt requested, or (d) via email with delivery and read receipts requested. Notice will be deemed delivered as of the date of verified delivery. Each party may update its address(es) for notice set forth below by providing notice to the other party of the new address.

if to Anthem:	1155 Elm Street
Manchester, NH 03101
Attn: Paul Eisenstat, VP Networks

if to Company:	2749 E Parleys Way, Suite 200
Salt Lake City, UT 84109
Attn: Jay Moyes, Chief Financial Officer

12.5	Relationship of the Parties. For the purposes of this Agreement, Anthem and Company are, and will act at all times, as independent contractors. None of the provisions of this Agreement is intended to create, nor will be deemed or construed to create, any relationship other than that of independent entities contracting with each other for the purposes of effectuating this Agreement. The provisions of this Agreement will not be deemed to establish or be deemed or construed to establish any partnership, agency, employment, agreement, or joint venture between the parties. Neither of the parties, nor any of their respective officers, directors, employees, authorized agents, or representatives shall be construed to be the agent, employee, or representative of the other.

12.6	Survival. Provisions of this Agreement which, either explicitly or implicitly, apply to a party following the termination of this Agreement will survive such termination for all purposes.

12.7	Severability. If any term or provision of this Agreement shall be found to be illegal, invalid or unenforceable under applicable law, then, notwithstanding such illegality, invalidity or unenforceability, this Agreement shall remain in full force and effect and the illegal, invalid or unenforceable term or provision shall be deemed to be deleted.

12.8	Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

12.9	Section Headings. Section headings contained in this Agreement are inserted for convenience of reference only, will not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

12.10	No Third-Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either party hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors and assigns as permitted hereunder.

12.11	Force Majeure. Each party shall use all commercially reasonable efforts to perform its obligations under this Agreement but shall be excused for failure to perform or for delay in performance hereunder due to unforeseeable circumstances beyond its reasonable control, or which could not have been prevented by it, including, but not limited to, floods, hurricanes, earthquakes, acts of war or terrorism, civil unrest, or embargoes.

12.12	No waiver. No waiver hereunder will be binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Neither the waiver by either of the parties hereto or a breach of, or a default under any of the provisions of this Agreement, nor the failure of either party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder.

12.13	Compliance with Law. Each party represents and warrants to the other party that it is in material compliance with all applicable laws, rules, and regulations as respects its performance hereunder, and covenants that, for the duration of this Agreement, such party will remain in material compliance with all applicable laws, rules, and regulations as respects its performance hereunder.

12.14	Cumulative Remedies. The remedies provided herein are cumulative and do not preclude one party from asserting any other rights or seeking any other remedies against the other party, or its successors or permitted assigns, pursuant to this Agreement or as provided by applicable law. Nothing contained herein precludes a party from seeking equitable relief, where appropriate.

12.15	Execution. This Agreement may be executed in one or more counterparts, each of which is to be deemed an original, and all of which, when taken together, are to be deemed one and the same instrument. Signatures to this Agreement may be made and/or transmitted electronically, and each such signature is to be deemed an original signature for all purposes.

12.16	Entire Agreement. Except as expressly set forth herein, this Agreement, together with all exhibits and appendices hereto, constitute the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, and undertakings with respect to the matters provided for herein.

12.17	BCBSA Affiliation. Company hereby expressly acknowledges its understanding that this Agreement constitutes a contract between Company and Anthem, that Anthem is an independent entity operating under a license from the Blue Cross Blue Shield Association, an Association of independent Blue Cross and Blue Shield plans (the “Association”), permitting Anthem to use the Blue Cross and Blue Shield Service Marks, and that Anthem is not contracting as the agent of the Association. Company acknowledges that it has no license to use the Blue Cross and/or Blue Shield names, symbols, or derivative marks (the “Brands”) and nothing in this Agreement is to be deemed to grant a license to Company to use the Brands. Any references to the Brands made by Company in its own materials are subject to the review and approval by Anthem pursuant to the terms of this Agreement. Company further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person other than Anthem, and that no person, entity, or organization other than Anthem will be held accountable or liable to Company for any of Anthem's obligations to Company created under this Agreement. This section does not create any additional obligations whatsoever on the part of Anthem other than those obligations otherwise created under this Agreement.

12.18	Publicity. Anthem and Company shall mutually agree on any press releases, communications, media outreach, or similar public statements made by either party in regards to the existence and terms of this Agreement. Neither party shall make any such public statement regarding this Agreement prior to the mutual agreement of the parties.

[Signatures appear on the following page]

The parties have executed this Commercial Collaboration Agreement as of the date set forth below.

ANTHEM, INC.		SERA PROGNOSTICS, INC.

By:	/s/ Paul Marchetti	By:	/s/ Gregory C. Critchfield
Name: Paul Marchetti		Name: Gregory C. Critchfield
Title: SVP Health Care Management		Title: Chief Executive Officer
Date: February 17, 2021		Date: February 17, 2021

Exhibit A

PER TEST RATES AND NUMBER OF TESTS

1.	Rates: Anthem shall pay Company an amount per PRETRM® test control to a Member equal to [***].

2.	Guaranteed Tests per Year: Anthem shall purchase a minimum of [***] PreTRM® tests during the term of this Agreement. The annual amounts are as follows:

a.	Year 1 - [***] tests

b.	Year 2 - [***] tests

c.	Year 3 - [***] tests

In the event that Anthem purchases fewer than the foregoing amount in either Year 1 or Year 2, the difference between the amount actually ordered and the guaranteed number of tests will carry-over to the following year. For example, if Anthem orders only [***] tests in Year 1, then the guaranteed number of tests for Year 2 will be [***].

3.	Affiliates and BCBS Licensees. Any purchases made on behalf of, or distributed to, Anthem's Affiliates or any other BCBS Licensee or one of their respective Affiliates will be credited against the guaranteed payment terms of Section 4.2 of the Agreement and guaranteed test volumes in Section 2 of this Exhibit A.

EXHIBIT B

[***]

EXHIBIT C

[***]